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                                                                   Exhibit 10.52

May 3, 2000

Mr. Ron Sibold
3009 Barcody Rd., SE
Huntsville, AL  35802

Dear Ron:

Subject to approval of the Verilink Board of Directors, and upon completion of a full background and reference check, we will be pleased to extend to you an offer of employment for the position of Vice President and Chief Financial Officer.

In this role, your base compensation will be $7,692.31 paid bi-weekly (annualized salary of $200,000). Executive compensation is reviewed annually after the end of Verilink's June 30 fiscal year end. Your first salary review will be following the end of FY 01. Any increase in salary is at my discretion with approval of the Compensation Committee of the Board of Directors. In this position you will report directly to me.

         Contingent upon your acceptance of this offer of employment, and subject to the Board of Directors' approval, Verilink will grant to you a Non-Qualified Stock Option which gives you the right to purchase, under terms stated in your Stock Option Agreement, 200,000 shares of Verilink Common Stock at the fair market value of that stock as determined by the Board of Directors on the first day of your employment by Verilink. Vesting occurs over 4 years with 25% of the shares vesting upon completion of one full year of employment, and the remaining shares vesting at the rate of 2.08% (1/48th) at the end of each month thereafter, assuming continuous employment. On or about the date of your anniversary each year, Verilink expects to grant you an option to purchase an additional 50,000 shares of Verilink Common Stock at the then existing fair market value of that Stock, vesting after four years of continuous employment after each grant.

You will be provided a sign on bonus of $50,000 (net after taxes) payable within the first 30 days of employment. If you voluntarily terminate your employment with Verilink prior to completion of one year's service, you will repay the sign on bonus in full.

You will receive such benefits as are customarily granted to Verilink employees. You will receive personal time off (PTO) in accordance with Verilink's existing policy. PTO initially accrues at the rate of 1-1/2 days per month of employment, and may be used for vacation, illness, personal business, etc. Verilink confirms that your health insurance coverage will commence on the first day of your employment. Please provide the Certificate of Coverage from your current provider evidencing your existing coverage.



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Mr. Ron Sibold
May 3, 2000
Page 2



Attachment 1 sets forth additional benefits currently available to Verilink Executive Officers. Executive Officer benefits are subject to review from time-to-time by the Compensation Committee of the Board of Directors. Please note that Executive Officers do not participate in the profit sharing plan.

You will be eligible to participate in the FY 2001 Executive Incentive Plan at an on-target bonus of 50%. For FY 2001, 50% of your target bonus is guaranteed to be paid. Payment will be made following the end of the fiscal year when all other similar bonuses are paid. Attachment 2 outlines the Plan details.

Your employment with Verilink Corporation is voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Verilink is free to conclude its at-will employment relationship with you at any time, with or without cause.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and Verilink agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association. HOWEVER, we agree that this arbitration provision shall not apply to any dispute or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary or confidential information.

This offer of employment is subject to a full background check, and is contingent upon approval of the Board of Directors and receipt of the following:

         A completed employment application.

         Full compliance with the Immigration Reform and Control Act of 1986 which requires new employees to provide documentation and/or identification to establish both identity and work authorization within three (3) days of your employment.

         On your date of hire you will be required to sign a Verilink Confidentiality Agreement and Change of Control Agreement (Attachments 3 and 4) as a part of your total employment package.

         If you will be driving your personal automobile for Company business on regular basis, you will be required to provide proof of personal auto insurance policy.


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Mr. Ron Sibold
May 3, 2000
Page 3

If you have any questions regarding the nature of this documentation, please contact Betsy Mosgrove in the Human Resources Department.

This letter, along with any written proprietary rights agreements that you enter into with Verilink, set forth the terms of your employment with Verilink and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by an instrument in writing, signed by Verilink and by you.

Ron, we are pleased to have you join the Verilink team and look forward to your participation in our continued success.


Sincerely,



/s/ Graham Pattison

Graham Pattison
President and Chief Executive Officer




I accept the foregoing offer:

         /s/ Ronald G. Sibold                                 05/17/00
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NAME                                                             Date

         June 1 - 7, 2000
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Expected Start Date





GP: meh
Attachments